                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                           YARDVILLE NATIONAL BANCORP
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                          YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                          Hamilton, New Jersey 08690


                                                                  April 9, 2001


To Our Shareholders:


     You are cordially invited to attend the Annual Meeting of Shareholders of Yardville National Bancorp to be held on Tuesday, May 1, 2001 at 10:00 a.m.
at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey.

     At this meeting of the Company, shareholders will be asked to elect five directors to the Company's Board of Directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions you may have.

     The Company has scheduled a continental breakfast for shareholders immediately preceding the meeting.

     Whether or not you plan to be at the meeting, please be sure to complete, sign and return the proxy card enclosed with this Proxy Statement, so that your shares may be voted in accordance with your wishes.


                                          Very truly yours,




                                          PATRICK M. RYAN
                                          President and Chief Executive Officer

                          YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                          Hamilton, New Jersey 08690


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 1, 2001


     Notice is hereby given that the Annual Meeting of Shareholders of Yardville National Bancorp (the "Company") will be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on May 1, 2001 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

   1. The election of the five persons named in the accompanying Proxy Statement to serve as directors of the Company until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

   2. Such other business as shall properly come before the meeting.

     Shareholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, we request that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later dated proxy or by delivering a written notice of revocation to the Company at or prior to the meeting.




                                             By Order of the Board of Directors




                                             STEPHEN F. CARMAN, Secretary


April 9, 2001




                  IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

                          YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                          Hamilton, New Jersey 08690


                                PROXY STATEMENT
                              DATED APRIL 9, 2001

                      GENERAL PROXY STATEMENT INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Yardville National Bancorp (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday May 1, 2001, or such later date to which the Annual Meeting may be adjourned or postponed. This Proxy Statement is first being mailed to shareholders on approximately April 9, 2001.

     If a shareholder is participating in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of the Company's common stock, no par value (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock, including any held under the Dividend Reinvestment Plan, will not be voted on behalf of the shareholder.

Outstanding Shares and Voting Rights

     The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is March 23, 2001. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting.

     On the record date 7,445,814 shares of Common Stock (the only class of stock outstanding) were outstanding and all outstanding shares are eligible to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote.

     A plurality of the votes cast is necessary for the election of directors, Proposal 1.

     All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the five nominees for director who are named in this Proxy Statement, unless the shareholder specifies a different choice by means of his or her proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their discretion.

     At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person and votes cast by proxy. Under applicable state law and the Company's Restated Certificate of Incorporation and By-Laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Where state law or the Company's Restated Certificate of Incorporation or By-Laws require that the matter voted upon be approved by a specified percentage of the outstanding shares, then abstentions and broker non-votes have the same effect as negative votes.

Revocability of Proxies

     Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by a later-dated proxy or by a written revocation sent to Stephen F. Carman, Secretary of the Company, at 2465 Kuser Road, Hamilton, New Jersey 08690 (Mailing Address: P.O. Box 8487, Trenton, New Jersey 08650). A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

Solicitation of Proxies

     This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company or the Company's wholly-owned bank subsidiary, The Yardville National Bank (the "Bank"), who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in that connection.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation and the By-Laws of the Company provide that the number of directors shall not be less than five or more than twenty-five and permits the exact number to be determined from time to time by the Board of Directors. The Board has fixed the number of directors at thirteen.

     Pursuant to the Restated Certificate of Incorporation, the directors of the Company are divided into three classes and each class is elected to serve for staggered three-year terms.

     Elbert G. Basolis, Jr., Anthony M. Giampetro, Patrick M. Ryan, Martin Tuchman and F. Kevin Tylus have been nominated for three year terms as directors. The eight directors named in Table II on the following page have terms of office extending beyond the Annual Meeting. If, for any reason, any of the five nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors. The Board has no reason to believe that any of the named nominees are not available or will not serve if elected.

     The names of the nominees for election and certain information about them and about the directors whose terms extend beyond this Annual Meeting are set forth in the following tables. Years of service on the Board of Directors includes prior service on the Bank's board.


                  Table I - Nominees for 2001 Annual Meeting
                            For Terms Expiring in 2004

                                                                            Director
Name and Principal Occupations During Past Five Years                        Since       Age
---------------------------------------------------------------------------------------------
Elbert G. Basolis, Jr.                                                        1996        39
 President, CFO and Owner of Aqua Control Inc. (Water utility consultant);
 Executive Vice President of Garrison Enterprises, Inc. (Construction)

Anthony M. Giampetro                                                          1994        64
 Physician, private practice

Patrick M. Ryan                                                               1992        56
 President and CEO of the Company and the Bank

Martin Tuchman                                                                2000        60
 Chairman of the Board and Chief Executive Officer of Interpool, Inc.
 (February 1988 to present)

F. Kevin Tylus                                                                1992        46
 President CIGNA Dental (November 1999 to present); Vice
 President/Director for Prudential Health Care Group (July 1995 to
 November 1999).

Mr. Tuchman is also a Director of Interpool Inc., a public company whose shares are registered pursuant to Section 12 of the Securities Act of 1934.

     Table II -- Directors Whose Terms Continue Beyond This Annual Meeting


                                                                          Director
Name and Principal Occupations During Past Five Years                      Since       Age
--------------------------------------------------------------------------------------------
                                                Terms Expire in 2002
C. West Ayres                                                               1978        73
 President, Ayres Pontiac-Cadillac Company, Inc. (Car sales)

Jay G. Destribats                                                           1990        66
 Chairman of the Board of the Company and the Bank; Destribats,
 Campbell, DeSantis, Magee and O'Donnell (Counselors at law) - Partner
 until July, 1999 and Counsel from July 1999 to present

Gilbert W. Lugossy                                                          1991        65
 Retired 1997; formerly Member, New Jersey State Parole Board (April
 1990 to April 1997)

Weldon J. McDaniel, Jr.                                                     1986        74
 Technical Assistant - Engineering, USX Corporation (March 1993 to
 present)
                                                Terms Expire in 2003
Lorraine Buklad                                                             1988        65
 Funeral Director and President of Buklad Memorial Homes

Sidney L. Hofing                                                            1997        66
 President and CEO of The Eagle Group, Inc. (Real estate development and management company); Chairman of General Packaging Services, Inc.
 (November 1986 to December 1998)

James J. Kelly                                                              1997        66
 Private Consultant (Electrical contracting)

Louis R. Matlack                                                            1997        66
 Principal, Matlack Mediation

     Mr. Hofing is also a director of Admiralty Bancorp, a public company whose shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Board Meetings and Committees, Functions and Attendance

     The Company held nine meetings of the Board during 2000. The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank holds regularly scheduled meetings once a month and special meetings as circumstances require. During 2000, the Board of Directors of the Bank held twelve meetings. During 2000, each director of the Company except for Directors Basolis, Jr., Kelly, Tuchman and Tylus attended at least 75% of the aggregate total number of Board meetings of the Company and meetings of the committees of the Board of the Company on which such director served. Director Tuchman was appointed to the Board at the August 2000 meeting.

     The Board of Directors has a number of committees, including the Audit, Organization and Compensation, and Nominating Committees. The functions of those Committees are set forth below:

  Audit

     Chaired by Mr. Lugossy and including Messrs. McDaniel, Jr., Basolis, Jr., Kelly, and Matlack, this committee met five times in 2000. The primary function of the Audit Committee is to oversee the Company's financial reporting process. The Audit Committee operates pursuant to a written Charter, a copy of which is included with this Proxy Statement as Appendix A. This Committee's duties include (1) recommending to the Board of Directors the selection of independent certified public accountants, (2) reviewing ths scope of the audit to be conducted by them and the results of their audit, (3) supervising and monitoring the Company's internal audit system, and (4) reviewing all examination reports of regulatory agencies relating to the Company and the Bank and recommending to the Board any actions to be taken based upon those reports.


                            AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2000; discussed with KPMG LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and discussed with KPMG LLP that firm's independence and received the written disclosures and letter from KPMG LLP as required by Independence Standards Board Standard No. 1.

     Based on the reports and the discussions mentioned above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2000 for filing with the U.S. Securities and Exchange Commission.

     The Board of Directors and the Audit Committee believe that the Audit Committee's current members qualify as "independent directors" within the meaning of the term as defined in the applicable listing standards of The Nasdaq Stock Market, Inc.

     Audit Committee
     Gilbert W. Lugossy, Chairman
     Elbert G. Basolis, Jr.
     James J. Kelly
     Louis R. Matlack
     Weldon J. McDaniel, Jr.


                                   AUDIT FEES

     The aggregate fees billed for professional services rendered by the independent accountants for the audit of the company's financial statements as of and for the fiscal year ended December 31, 2000 and the review of the Company's quarterly reports on Form 10-Q for the year were approximately $109,000. The aggregate fees billed by the independent accountants for the audit of the Company's employee benefit plans as of and for the fiscal year ended December 31, 2000 were approximately $20,000. No other fees were billed by the independent accountants.

  Organization and Compensation

     Chaired by Mr. Tylus and including Messrs. Destribats, Ryan, Basolis, Jr., and McDaniel, Jr., this committee met two times in 2000. The Organization and Compensation Committee is responsible for assuring an effective and competitive salary structure for the senior management of the Company and Bank. This committee recommends to the Board employment, promotion and annual compensation arrangements for senior management of the Company and Bank.

  Nominating

     Chaired by Mr. Destribats and including Ms. Buklad and Messrs. McDaniel, Jr., Ryan, and Ayres, this committee met three times in 2000. The Nominating Committee considers the appropriate size and composition of the Board. This committee also recommends nominees to the Board of Directors for election as directors.

                                  MANAGEMENT

     The following table sets forth the name and age of each executive officer of the Company and the Bank (excluding Messrs. Ryan and Destribats) and the business experience of these individuals during the past five years. Unless otherwise indicated, each named position is with the Bank. The executive officers are appointed to their respective offices annually.

Name, Age and Position                   Principal Occupations During Past Five Years
--------------------------------------   --------------------------------------------------------
Stephen F. Carman, 44
 Executive Vice President ............   Executive Vice President and Chief Financial Officer
                                         of the Bank and Secretary and Treasurer of the
                                         Company
James F. Doran, 57
 First Senior Vice President .........   First Senior Vice President and Senior Lending Officer
                                         (April 1996 to present); Senior Vice President (January
                                         1994 to April 1996)
Frank Durand, III, 50
 First Senior Vice President .........   First Senior Vice President and Bank Administrator
                                         (December 2000 to present), Senior Vice President and
                                         Bank Administrator (February 1995 to December
                                         2000); Senior Vice President and Branch Administrator
                                         (November 1992 to February 1995)
Howard N. Hall, 41
 First Senior Vice President .........   First Senior Vice President and Controller (February
                                         2000 to present); Senior Vice President and Controller
                                         (November 1997 to February 2000); Vice President
                                         and Chief Financial Officer of Commonwealth State
                                         Bank (April 1992 to October 1997)
Timothy J. Losch, 50
 Executive Vice President ............   Executive Vice President and Chief Operating Officer
                                         (June 1997 to present); Senior Vice President and
                                         Director of Public Affairs and Governmental Relations
                                         of CoreStates Bank NA (February 1993 to May 1997)
Mary C. O'Donnell, 53
 First Senior Vice President .........   First Senior Vice President and Risk Assessment
                                         Officer (March 2001 to present); First Senior Vice
                                         President and Chief Credit Officer (April 1996 to
                                         March 2001); Senior Vice President (September 1992
                                         to April 1996)

           STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The table below sets forth the beneficial ownership of the Company's Common Stock as of March 23, 2001, by each person who is known by the Company to beneficially own 5% or more of the Common Stock, each other director and nominee, each of the Named Executive Officers (See Executive Officers' Compensation) and all directors and executive officers of the Company and the Bank as a group. All shares of a named person are deemed to be subject to that person's sole voting and investment power unless otherwise indicated. Shares subject to stock options are included as outstanding shares of Common Stock except to the extent such options are not exercisable within 60 days. Other than stock options and stock purchase warrants, there are no securities outstanding giving the holders the right to acquire shares of Common Stock. Each of the Named Executive Officers and each director and nominee have an address c/o Yardville National Bancorp, 2465 Kuser Road, Hamilton, New Jersey 08690.

                                                Number of Shares         Percent of
Name of Beneficial Owner                     Beneficially Owned (1)     Common Stock
-----------------------------------------   ------------------------   -------------
C. West Ayres                                     82,623 (2)                1.11%
Elbert G. Basolis, Jr.                            27,475 (3)                   *
Lorraine Buklad                                  141,913 (4)                1.90%
Stephen F. Carman                                 53,784 (5)                   *
Jay G. Destribats                                192,211 (6)                2.57%
James F. Doran                                    20,918 (7)                   *
Anthony M. Giampetro M.D.                         74,304 (8)                1.00%
Sidney L. Hofing                                 111,047 (9)                1.49%
James J. Kelly                                   169,952 (10)               2.28%
Timothy J. Losch                                  44,571 (11)                  *
Gilbert W. Lugossy                                16,187 (12)                  *
Louis R. Matlack, Ph.D.                           52,251 (13)                  *
Weldon J. McDaniel, Jr.                           12,341 (14)                  *
Patrick M. Ryan                                  313,232 (15)               4.18%
Martin Tuchman                                   569,000 (16)               7.64%
F. Kevin Tylus                                   122,745 (17)               1.65%

Directors and Executive Officers of the        1,866,883 (18)              24.22%
 Company as a group (19 persons)

Wellington Management Company, LLP               478,000 (19)               6.42%
 75 State Street
 Boston, Massachusetts 02109

------------
* Less than 1%

(1) The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (1) voting power, which includes the power to vote, or direct the voting of, such security; or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security.

(2) Includes 2,152 shares held by Mr. Ayres' spouse, and 3,936 shares issuable upon exercise of options held by Mr. Ayres under the Company's 1994 Stock Option Plan (the "1994 Plan") (See Director Compensation Arrangements).

(3) Includes 9,100 shares held by Aqua Control Inc. and 3,936 shares issuable upon exercise of options held by Mr. Basolis, Jr. under the Company's 1994 Plan.

(4) Includes 3,936 shares issuable upon exercise of options held by Ms. Buklad under the 1994 Plan.

(5) Includes 40,180 shares issuable upon exercise of options held by Mr. Carman under the Company's 1988 Stock Option Plan (the "1988 Plan") and the Company's 1997 Stock Option Plan (the "1997 Plan"), 1,190 shares in the Yardville National Bank Employee Stock Ownership Plan Trust (the "ESOP"), 3,037 shares held jointly with Mr. Carman's spouse and 225 shares held by Mr. Carman as custodian for his child.

 (6) Includes 24,600 shares issuable upon exercise of options held by Mr. Destribats under the 1997 Plan, 52,000 shares held in the Destribats Family Trust, of which Mr. Destribats is the Trustee, 3,000 shares held jointly by Mr. Destribats and his spouse, 7,844 shares in the Yardville National Bank 401(K) plan, 1,602 shares in the ESOP for Mr. Destribats' account and 91,204 shares in the ESOP over which Mr. Destribats, as a trustee, shares voting rights with Mr. Ryan and Mr. Tylus.

 (7) Includes 9,840 shares issuable upon exercise of options held by Mr. Doran under the 1997 Plan, 10,423 shares held jointly with Mr. Doran's spouse and 846 shares in the ESOP.

 (8) Includes 3,936 shares issuable upon exercise of options held by Dr. Giampetro under the 1994 plan, 26,908 shares held in the name of Anthony M, Giampetro, M.D., custodian for Anthony Giampetro, John Giampetro, and Celeste Giampetro, under the Pennsylvania Uniform Gift to Minors Act, 16,400 shares held in the name of Bellarmino-Giampetro Profit Sharing Fund, and 24,190 shares held in the name of Bellarmino-Giampetro Pension Voluntary Contribution Plan.

 (9) Includes 95,423 shares held by Mr. Hofing's spouse, 11,688 shares held in the Hofing Family Limited Partnership and 3,936 shares issuable upon exercise of options held by Mr. Hofing under the 1994 Plan.

(10) Includes 5,576 shares issuable upon exercise of options held by Mr. Kelly under the 1994 Plan.

(11) Includes 29,930 shares issuable upon the exercise of options held by Losch under the 1997 plan, 3,417 shares in the Yardville National Bank 401(K) plan, 1,190 shares in the ESOP, and 85 shares held by Mr. Losch as custodian for one of his children.

(12) Includes 3,936 shares issuable upon exercise of options held by Mr. Lugossy under the 1994 Plan and 2,624 shares held jointly with Mr. Lugossy's spouse.

(13) Includes 3,936 shares issuable upon exercise of options held by Mr. Matlack under the 1994 plan, 6,199 shares held in the Matlack Family Trust where Mr. Matlack is a co-trustee.

(14) Includes 3,936 shares issuable upon exercise of options held by Mr. McDaniel, Jr. under the 1994 plan.

(15) Includes 49,200 shares issuable upon exercise of options held by Mr. Ryan under the Company's 1997 Plan, 1,849 shares in the Yardville National Bank 401(K) plan, 1,602 shares in the ESOP for Mr. Ryan's account, 251 shares held by Mr. Ryan as custodian for his children and 91,204 shares in the ESOP over which Mr. Ryan, as a trustee, shares voting rights with Mr. Destribats and Mr. Tylus.

(16) Includes 33,000 shares held by Warren Martin Associates, 20,000 shares held by Martom Associates, 2,000 shares held by the Tuchman Foundation, and 23,900 shares held in Princeton International Property Pension Plan where Mr. Tuchman is a co-trustee. Also includes 50,000 shares issuable upon exercise of stock purchase warrants held by Warren Martin Associates, Martom Associates, Princeton International Property Pension Plan and Mr. Tuchman.

(17) Includes 3,936 shares issuable upon exercise of options held by Mr. Tylus under the 1994 plan, 21,165 shares held jointly with Mr. Tylus' spouse and 91,204 shares in the ESOP over which Mr. Tylus, as a trustee, shares voting rights with Mr. Destribats and Mr. Ryan.

(18) Includes 216,480 shares issuable upon exercise of options held by such persons as a group under the 1988 Plan, the 1994 Plan, and the 1997 Plan, 50,000 shares issuable upon exercise of stock purchase warrants owned by Mr. Tuchman, and 91,204 ESOP shares over which Mr. Destribats, Mr. Ryan and Mr. Tylus have shared voting rights as trustees.

(19) Includes 380,800 shares over which Wellington Management Company, LLP has shared power to vote or to direct the voting of and 478,000 shares over which Wellington Management Company, LLP has shared power to dispose or to direct the disposition.

                       EXECUTIVE OFFICERS' COMPENSATION
                          Summary Compensation Table

     The following table sets forth compensation paid or allocated with respect to the fiscal years ended December 31, 2000, 1999, and 1998 for services rendered in all capacities to the Company and the Bank by the President and Chief Executive Officer of the Company and the other four executive officers whose aggregate salary and bonus exceeded $100,000 in any of such years (collectively, the "Named Executive Officers"):

                                                                                     Long Term
                                                                                   Compensation
                                                      Annual Compensation             Awards
                                                 -----------------------------   ----------------
                                                                                    Securities        All Other
                                                                                    Underlying       Compensation
Name and Principal Position              Year     Salary ($)     Bonus ($)(1)     Options/SARs #        ($)(2)
-------------------------------------   ------   ------------   --------------   ----------------   -------------
Patrick M. Ryan,                        2000        225,000        206,820           100,000            22,301
President and Chief Executive           1999        225,000        160,400                 0            22,411
Officer of the Company                  1998        200,000        100,435            82,000            11,874

Jay G. Destribats,                      2000        180,000         50,000            50,000            17,328
Chairman of the Company                 1999        180,000              0                 0            17,764
                                        1998        160,000              0            41,000             7,633

Stephen F. Carman,                      2000        125,000         24,000            20,000            13,654
Secretary and Treasurer of the          1999        120,000         19,000                 0            13,494
Company                                 1998        100,000         12,500            32,800             5,155

Timothy J. Losch,                       2000        125,000         24,000            20,000            13,891
Executive Vice President and            1999        120,000         15,000                 0            13,661
Chief Operating Officer of the Bank     1998        115,000         12,500            32,800            11,054

James F. Doran                          2000         89,250         12,800            10,000             9,965
First Senior Vice President             1999         85,000         12,000                 0            10,710
and Senior Loan Officer                 1998         82,500         10,000            16,400             5,255

------------
(1) Paid in the fiscal year following the fiscal year for which it is reported.

(2) All other compensation includes the Company's contribution under its 401(k) plan for the fiscal years ended December 31, 2000, 1999 and 1998 for (a) Mr. Ryan: $5,250, $5,000, and $5,000, (b) Mr. Destribats: $3,946, $3,715
    and $3,692, (c) Mr. Carman: $3,142, $2,580 and $2,486, (d) Mr. Losch:
    $2,163, $2,101 and $1,351, and (e) Mr. Doran: $2,700, $2,550 and $2,476.
    Other compensation also includes annual premiums paid by the Company for an executive group term replacement life insurance plan for the fiscal years ended December 31, 2000, 1999 and 1998 for (a) Mr. Ryan: $3,569, $3,288 and $3,028, (b) Mr. Destribats: $4,227, $4,253, and $3,941, (c) Mr.
    Carman: $1,378, $1,259, and $1,147, (d) Mr. Losch: $2,594, $1,905 and
    $8,376, and (e) Mr. Doran: $1,765, $1,644 and $1,510. Other compensation also includes the cost related to shares granted to each executive under the Yardville National Bank Employee Stock Ownership Trust for the fiscal year ended December 31, 2000 and 1999 for (a) Mr. Ryan: $9,155, and
    $9,796, (b) Mr. Destribats: $9,155, and $9,796, (c) Mr. Carman: $6,730 and
    $7,347, (d) Mr. Losch: $6,730 and $7,347, and (e) Mr. Doran: $4,813 and
    $5,208. Other compensation also includes the costs associated with the payment for up to one week of unused vacation per year for the fiscal year ended December 31, 2000, 1999 and 1998 for (a) Mr. Ryan: $4,327, $4,327
    and $3,846, (b) Mr. Carman $2,404, $2,308 and $1,522, (c) Mr. Losch:
    $2,404, $2,308 and $1,327, and (d) Mr. Doran: $687, $1,308 and $1,269.

                      Options Granted in Last Fiscal Year

     The following table lists stock options granted to each of the Named Executive Officers for the fiscal year ended December 31, 2000:

                                                                                             Potential
                                         Percentage                                       Realizable Value
                         Number of        of Total                                       At Assumed Annual
                        Securities      Options/SARs                                    Rates of Stock Price
                        Underlying       Granted to      Exercise                         Appreciation for
                       Options/SARs       Employees       or Base                           Option Term
                          Granted         In Fiscal        Price        Expiration     ------------------------
        Name                (#)             Year          ($/sh)           Date           5%($)        10%($)
-------------------   --------------   --------------   ----------   ---------------   -----------   ----------
Patrick M. Ryan          100,000           19.6             10.94      Dec. 20, 2010     1,781,603    2,836,906
Jay G. Destribats         50,000            9.8             10.94      Dec. 20, 2010       890,802    1,418,453
Stephen F. Carman         20,000            3.9             10.94      Dec. 20, 2010       356,321      567,381
Timothy J. Losch          20,000            3.9             10.94      Dec. 20, 2010       356,321      567,381
James F. Doran            10,000            2.0             10.94      Dec. 20, 2010       178,160      283,691

        Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table sets forth the aggregate stock options exercised by each of the Named Executive Officers for the fiscal year ended December 31, 2000:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                           Number of Securities   Value of Unexercised
                                                                Underlying
                                                               Unexercised            In-the-Money
                                                             Options/SARs at        Options/SARs at
                                                                FY-End (#)             FY-End ($)
                       Shares Acquired         Value         Exercisable(E)/        Exercisable(E)/
        Name           on Exercise (#)     Realized ($)     Unexercisable (U)       Unexercisable(U)
-------------------   -----------------   --------------   --------------------   --------------------
                                                               E          U            E          U
Patrick M. Ryan            10,000             72,226        49,200     132,800           0     68,750
Jay G. Destribats               0                  0        24,600      66,400           0     34,375
Stephen F. Carman               0                  0        40,180      33,120     158,314     13,750
Timothy J. Losch                0                  0        29,930      33,120       4,156     13,750
James F. Doran                  0                  0         9,480      16,560           0      6,875

Employment Contracts and Termination of Employment and Change in Control Arrangements

     The Company employs Patrick M. Ryan as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company under an employment contract that became effective January 31, 2001. Mr. Ryan is employed for a period of 24 months commencing January 31, 2001, and the contract automatically renews for successive 12-month periods thereafter unless either of the parties gives notice to the contrary. The employment contract provides for an annual base salary of at least $325,000 in the first year and at least $340,000 in the second year, as determined by the Organization and Compensation Committee. In addition, Mr. Ryan will receive an annual cash performance bonus equal to a percentage of the profits of the Company, after taxes and before dividend payments. For the first fiscal year during the contract period, the cash performance bonus will equal 1.80% of such profits, if such profits are less than $11,000,000, or 2.00% of such profits, if such profits are $11,000,000 or more. For the second fiscal year during the contract period, the cash performance bonus will equal 1.80% of such profits, if such profits are less than $12,000,000, or 2.00% of such profits, if such profits are $12,000,000 or more. Mr. Ryan is also entitled to participate in any employee benefit plan or perquisite arrangement established by the Company or the Bank and available to senior executives and key management employees of the Company or the Bank, and the Bank provides him with an automobile for his personal use. The employment contract may be terminated with or without cause (as defined in the employment contract).

     In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three years after a Change in Control (as defined below), or by Mr. Ryan, other than for death or disability, within six months after a Change in Control, Mr. Ryan will be entitled to receive a lump sum payment within 30 days after the occurrence of such termination (a "Change in Control Termination") in an amount equal to three times his annual salary at the time of such termination and, in the event of termination by the Company, an amount equal to the cash bonus paid to Mr. Ryan for the most recent fiscal year prior to such termination. In addition, if Mr. Ryan would be liable for an excise tax as a result of such payment, he will be entitled to receive an amount equal to the amount of such excise tax, plus an additional amount sufficient to compensate him for Federal and state taxes on such excise tax reimbursement. If the Company terminates the employment contract other than for disability, death or cause, and in the absence of a Change in Control, Mr. Ryan will be entitled to receive a lump-sum payment upon termination equal to the amount that would have been payable to him at his then current annual salary for the remainder of the contract term or 12 months, whichever is greater. For purposes of Mr. Ryan's employment contract, the term "Change in Control" means:

     (i) the acquisition by any person or group acting in concert of the beneficial ownership of 40% or more of any class of equity security of the Company, or

     (ii) the approval by the Board of Directors of the Company of the sale of all or substantially all of the assets of the Bank or the Company, or

     (iii) the approval by the Board of Directors of the Company of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

     The Bank has entered into a Salary Continuation Plan for the benefit of Mr. Ryan, dated October 28, 1994, whereby the Bank has agreed to make monthly payments to Mr. Ryan or his designated beneficiary upon the termination of his employment in certain circumstances and subject to certain conditions, as described below, based upon the amount of his annual salary at the time of termination (the "Final Annual Salary").

     If Mr. Ryan continues to be an employee of the Bank until his normal retirement date upon the attainment of age 65, which date is June 21, 2009, Mr. Ryan may thereafter retire and he or his designated beneficiary will be entitled to receive a monthly payment equal to (i) 50% of the Final Annual Salary divided by (ii) 12 (the "Monthly Retirement Payment"), payable for a period of 180 months or for his life, if longer. In addition, during the 180 month period following retirement, Mr. Ryan has agreed to be an independent contractor/consultant to the Bank for a reasonable fee to be mutually agreed upon and paid by the Bank to Mr. Ryan for his consulting services. During this 180 month period, Mr. Ryan has also agreed to be subject to certain prohibitions on competition with the Bank.

     If Mr. Ryan becomes totally disabled, as determined by the Bank, while he is an employee of the Bank, and his employment terminates, the Bank will make a monthly payment to Mr. Ryan equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment due to his disability, and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. This disability payment will commence the first month after such termination and continue until Mr. Ryan recovers from such disability, reaches the age of 65, or dies, whichever occurs first. If such disability continues beyond June 21, 2009, Mr. Ryan will then be entitled to the Monthly Retirement Payment as described above.

     If Mr. Ryan terminates his employment with the Bank or if the Bank terminates Mr. Ryan's employment for any other reason other than disability prior to June 21, 2009, the Bank will make 180 monthly payments to Mr. Ryan commencing June 21, 2009. Each payment will be in an amount equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. The foregoing will not apply, however, if Mr. Ryan's employment is terminated because he has committed an act which exposes the Bank to economic harm or damages the reputation or good will of the Bank.

     In the event of a change of control of the Bank, (i.e., acquisition of at least 40% of the Bank by an entity or individual that is not currently a stockholder of the Company), if Mr. Ryan either resigns from his position with the Bank or if his employment is terminated for any reason, which termination shall be deemed to have occurred if Mr. Ryan's responsibilities are diminished or assumed by another individual, then Mr. Ryan or his designated beneficiary will be entitled to receive the Monthly Retirement Payment as described above without reduction on account of termination prior to June 21, 2009.

     If Mr. Ryan dies before June 21, 2009, commencing with the first month following his death and continuing for 179 months thereafter, the Bank shall pay the Monthly Retirement Payment to Mr. Ryan's named beneficiary as described above.

     The Company employs Jay G. Destribats as Chairman of the Board of the Company and as Chairman of the Board of the Bank under an employment contract that became effective as of January 31, 2001. The terms of Mr. Destribats' employment contract are comparable to the terms of Mr. Ryan's employment contract, but Mr. Destribats' employment contract provides for (i) an annual salary of $260,000 in the first year and $270,000 in the second year of the contract period, (ii) a cash performance bonus equal to 0.90% of profits, if profits are less than $11,000,000, or 1.00% of such profits, if such profits are $11,000,000 or more for the first fiscal year during the contract period, and (iii) a cash performance bonus equal to 0.90% of profits, if profits are less than $12,000,000, or 1.00% of profits, if profits are $12,000,000 or more for the second fiscal year during the contract period. The Bank has also entered into a Salary Continuation Plan for the benefit of Mr. Destribats on terms comparable to the plan for Mr. Ryan, but with a normal retirement date at age 70 on March 27, 2005.

     The Company employs Stephen F. Carman as Executive Vice President and Chief Financial Officer of the Bank under an employment contract that became effective as of January 31, 2001. The employment contract provides for an annual salary of $150,000 in the first year of the contract period and an amount from $150,000 to $160,500 in the second year of the contract period as determined by management. The terms of Mr. Carman's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Carman's contract does not provide for an annual bonus and provides for a lump-sum payment equal to three times Mr. Carman's annual salary in the event of a Change in Control Termination by the Company and two times Mr. Carman's salary in the event of change in Control Termination by Mr. Carman. The Bank has also entered into a Survivor Income Plan for the benefit of Mr. Carman dated January 22, 1996. If Mr. Carman dies while in the employment of the Bank, the Bank shall pay to Mr. Carman's designated beneficiary an amount equal to 75% of Mr. Carman's final annual salary in 120 equal monthly installments.

     The Company employs Timothy J. Losch as Executive Vice President and Chief Operating Officer of the Bank under an employment contract that became effective as of January 31, 2001. The employment contract provides for an annual salary of $150,000 in the first year of the contract period and an amount from $150,000 to $160,500 in the second year of the contract period as determined by management. The terms of Mr. Losch's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Losch's contract does not provide for an annual bonus and provides for a lump-sum payment equal to three times Mr. Losch's annual salary in the event of a Change in Control Termination by the Company and two times Mr. Losch's salary in the event of change in control termination by Mr. Losch. The Bank has also entered into a Survivor Income Plan for the benefit of Mr. Losch dated January 1, 1998, on terms comparable to the plan for Mr. Carman.

     The Organization and Compensation Committee of the Board of Directors is currently reviewing the Salary Continuation Plans and Survivor Income Plans that the Bank provides for the benefit of Mr. Ryan, Mr. Destribats, Mr. Carman and Mr. Losch. The Committee believes that those plans no longer achieve the Committee's objectives for executive officer compensation and that those plans should be modified or replaced to enhance the benefits provided by those plans. The benefits that will be provided under any revised or new plans have not yet been finally determined by the Committee and, once determined, must be approved by the Board of Directors.

     The Company employs James F. Doran as First Senior Vice President and Senior Lending Officer of the Bank under an employment contract that became effective as of January 31, 2001. The employment contract provides for an annual salary of $95,000 in the first year of the contract period and an amount from $95,000 to $99,750 in the second year of the contract period as determined by management. The terms of Mr. Doran's contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Doran's contract does not provide for an annual bonus and provides for a lump-sum payment equal to two times Mr. Doran's annual salary in the event of a Change in Control Termination by the Company or by Mr. Doran.

Director Compensation Arrangements

     For 2000, non-employee directors of the Company (which includes all directors other than Mr. Destribats and Mr. Ryan) were paid $100 for each Company Board meeting attended which was not held on the same day as a Bank Board meeting was held. Non-employee directors were paid a fee of $600 per Bank Board meeting. Non-employee directors were also paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank ($250 in the case of the chairman of such meeting). When committee meetings are held on the same day, only one fee is paid to each such director who attends such meetings. In addition, the Company in 2000 paid premiums in the amount of $4,813 for health insurance for Ms. Buklad. The aggregate compensation paid to non-employee directors in 2000 was $83,448. In 2000 non-employee directors were paid an annual retainer fee of $5,000 in addition to normal Board and committee fees. Directors' fees and retainers for the Company and the Bank are not paid to directors who are also full time officers of the Bank or the Company.

     Pursuant to a Deferred Compensation Plan that became effective on January 1, 1995, non-employee directors are allowed to defer all or a portion of their annual fees and retainers. During 2000, the Company matched each director's deferral at a rate of $.50 per dollar deferred. The annual cost to the Company for 2000 was $117,276. If a participant ceases to be a director for any reason, such participant will at that time be entitled to receive from the Company the aggregate amount of his or her deferred fees and retainers and the Company's matching contributions, plus earnings on such amount at an annual rate which may vary from year to year. The rate is based upon the prime rate and is adjusted annually. The total amount to which any participating director will be entitled will depend upon several factors, including the number of years of participation and the amount of fees and retainers earned and deferred.

     For 2001, non-employee directors of the Company will be paid $750 per Bank Board meeting. Non-employee directors will also be paid $300 for attending each committee meeting of the Board of Directors of the Company or the Bank and the chairman of each such committee will be paid $350, except for the Audit Committee. Directors of the Audit Committee will be paid $350 for attending each Audit Committee meeting with the Audit Committee Chariman receiving $500 for each meeting. During 2000 all non-employee directors will be paid an annual retainer of $7,500, to be paid in quarterly increments at the end of each calendar quarter.

     In 1994, the Company's Board of Directors adopted the Yardville National Bancorp 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan is administered by a committee (the "1994 Plan Committee") of not less than two employee directors of the Company. Presently, Mr. Destribats and Mr. Ryan constitute the 1994 Plan Committee. Under the 1994 Plan, the 1994 Plan Committee may grant options to purchase up to 150,000 shares of Common Stock in the aggregate to non-employee directors of the Company. The purchase price per share under each option shall be determined by the 1994 Plan Committee but may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The 1994 Plan provides for adjustment of the number of shares subject to the 1994 Plan and the number of shares that may be purchased and the purchase price under each outstanding option in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations and similar events. The 1994 Plan Committee has discretion to establish the term and vesting schedule for each option, although the term may not exceed ten years, and the 1994 Plan provides that options generally will vest during a period of up to five years after the date of grant.

     On December 20, 2000, the Plan Committee granted all non-employee directors options to purchase up to 7,500 shares of Common Stock at a purchase price of $10.94 per share. The options vest in five equal installments on December 20 in the years 2001 through 2005. The options expire December 20, 2011.

                               PERFORMANCE GRAPH

     The following graph shows the percentage change in the cumulative total return performance (assuming reinvestment of dividends) to holders of the Company's Common Stock with that of the Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the peer group index of NASDAQ Bank Stocks, both of which are published indexes. This comparison includes the period beginning December 31, 1995 through December 31, 2000. The Company's shares of Common Stock are traded on the NASDAQ National Market System under the symbol "YANB". The comparison of the cumulative return for each investment assumes that $100 was invested in the Company's Common Stock and in each index on December 31, 1995.


                               [GRAPHIC OMITTED]



                                                             Period Ending
                              ------------------------------------------------------------------------
Index                        12/31/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
------------------------------------------------------------------------------------------------------
Yardville National Bancorp    100.00       127.21       234.82       195.54       166.06       178.62
NASDAQ - Total US             100.00       123.04       150.69       212.51       394.92       237.62
NASDAQ Bank Index             100.00       132.04       221.06       219.64       211.14       241.08

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT

     The following report was prepared by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"), consisting of two internal directors and three independent outside directors. The Committee is responsible for establishing and overseeing policies governing long-term compensation programs for executive level officers of the Company, to attract, motivate and retain key executives responsible for the success of the Company as a whole. The actions of the Committee are presented to the Board of Directors for ratification. When the Committee's actions relate to officers who are Directors, the Board (exclusive of the Officer-Directors) reviews the recommendations of the Committee and approves final compensation arrangements.

     The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork.

     Within this overall philosophy, the Committee's specific objectives are to:

     Offer a total compensation program that takes into account the compensation practices and financial performance for comparable positions in other financial institutions.

     Promote achievement of year-to-year financial and business objectives for the Company and the Bank.

     Motivate key executives to fulfill their responsibilities in meeting their corporate business objectives.

     Reward executives for long-term strategic management and the enhancement of shareholder value through ownership of the Company.

     There are four major components of the Company's executive officer compensation:

     1) Base Annual Salary

     2) Annual Incentive Awards

     3) Long Term Incentive Awards

     4) Retirement and Other Benefit Plans

     The Committee determines compensation by evaluating the responsibilities of the position held and the experience of the individual and considers compensation practices and financial performance for comparable positions within the Company's peer group of financial institutions of comparable size and structure.

     Generally, annual salary adjustments and annual and long-term incentive awards are determined by evaluating the performance of the Company and each executive officer. The Committee considers financial and non-financial performance such as market share, operational productivity, loan servicing, innovation and enhancement of employee development and customer satisfaction, however, it does not apply any specific formula or assign any specific weights to these factors in making compensation decisions. Annual incentive awards consist of cash bonuses. Long-term incentive awards consist of options to acquire shares of the Company's Common Stock under the Company's stock option plans. In addition, as part of the total compensation provided for executive officers, the Company maintains various retirement and other benefit plans, which include the Company's 401(K) plan, ESOP, group term replacement life insurance plan and salary continuation and sole survivor plans.

     In reviewing and establishing the Chief Executive Officer's (CEO) annual salary and bonus, the Committee places significant emphasis on the Company's financial performance and takes into account annual salaries of peer banks and banks geographically approximate to the Company's market area.

     In January, 1999, the Committee set Mr. Ryan's annual salary at $225,000 for 1999 and 2000 and provided for an annual cash bonus equal to 2% of the Company's profits in excess of $5 million in each of those years. Under Mr. Ryan's leadership and direction, the Bank has continued its growth as an independent supercommunity Bank. As the preeminent business lender in its marketplace, the Bank's loan portfolio continued its strong growth in 2000 increasing 26.5% over 1999. The Company also achieved another consecutive year of record financial performance in 2000 as net income and deposits increased 28.9% and 27.8%, respectively. Earnings per share and cash dividends per share increased 10.5% and 17.6%, respectively. In addition, Mr. Ryan has directed the strategic expansion of the Bank into the new market of Hunterdon County. Based on the Company's strong financial performance and development the Committee set Mr. Ryan's annual salary at $325,000 for 2001 and $340,000 for 2002, subject to increases as determined by the Committee. In addition, the Committee revised the formula pursuant to which Mr. Ryan's annual cash bonus will be determined, in light of the Company's growth. The terms of Mr. Ryan's current employment agreement, including his annual salary and bonus formula, are described on pages 9 and 10 of this Proxy Statement. Finally, the Company granted to Mr. Ryan options to purchase 100,000 shares of the Company's Common Stock at a price of $10.94 per share under the 1997 Plan. The options will vest in five equal annual installments beginning in December 2001. The vesting schedule is subject to acceleration, and the number and price of the shares that may be acquired by exercise of the options are subject to adjustment, in each case in accordance with the 1997 Plan

                 ORGANIZATION & COMPENSATION COMMITTEE MEMBERS
                           F. KEVIN TYLUS (CHAIRMAN)
                               JAY G. DESTRIBATS
                                PATRICK M. RYAN
                            ELBERT G. BASOLIS, JR.
                            WELDON J. McDANIEL, JR.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Company's Board of Directors is responsible for recommending annual compensation and long-term compensation plans for executive officers of the Company. Recommendations are then evaluated and ratified by the full Board of Directors. Annual compensation and long-term compensation plans for Messrs. Destribats and Ryan are determined by the non-employee directors of the Committee.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required except as noted below, the Company believes that, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

     Mr. Ayres, Mr. Basolis, Jr., Ms. Buklad, Mr. Carman, Mr. Destribats, Mr. Doran, Mr. Durand, III, Mr. Giampetro, Mr. Hall, Mr. Hofing, Mr. Kelly, Mr. Losch, Mr. Lugossy, Mr. Matlack, Mr. McDaniel, Jr., Ms. O'Donnell, Mr. Ryan, Mr. Tuchman, and Mr. Tylus, each failed to timely file a Form 4 for one transaction relating to the granting of stock options in the fiscal year ended December 31, 2000. Each subsequently filed a Form 4 for their transactions. In addition, Mr. McDaniel, Jr. and Mr. Ryan each failed to file a Form 4 for one transaction in the fiscal year ended December 31, 2000. Each subsequently filed a Form 4 for their transaction. Mr. Tuchman failed to timely file a Form 3 upon his appointment to the Board of Directors in August 2000. That form was subsequently filed.

            CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Mr. Destribats, the Chairman of the Board of the Company and member of the Organization and Compensation Committee, is Counsel to the law firm of Destribats, Campbell, DeSantis, Magee and O'Donnell. The firm performed general legal services for the Bank during 2000 and continues to perform such services in 2001. In 2000, Destribats, Campbell, DeSantis, Magee and O'Donnell were paid $19,307 by the Bank for its services.

     Certain directors and officers of the Company and their associates are or have been in the past customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. The aggregate extension of credit to directors, officers, and their associates as a group was approximately $14.7 million as of December 31, 2000. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

     The Bank has had, and expects in the future to have, banking transactions in the ordinary course of business with many of its directors, executive officers and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others.

     In July 2000, the Bank signed a ten year lease with 4 five year renewal options for its Lawrence, New Jersey branch office. The property is owned by Union Properties LLC. Sidney L. Hofing, a director of the Company and the Bank, has an ownership interest in Union Properties LLC. Under the lease the Bank is obligated to pay approximately $7,000 per month, excluding utilities and maintenance expenses.

     In 2001, the Bank proposes to lease a property in Flemington, New Jersey to serve as the Bank's regional headquarters in Hunterdon County. The property will be owned by FYNB, LLC. Sidney L. Hofing, a director of the Company and the Bank, has an ownership interest in FYNB, LLC. The terms of the lease have not yet been finalized. The Bank expects the lease terms (including lease payments) to be comparable to lease transactions for similar properties in the local market.

     In 2000, the Bank acquired a property located in Bordentown, New Jersey, from the bankruptcy estate of a borrower, pursuant to an arrangement to sell the property to BYN LLC, a limited liability company of which Mr. Hofing is a member, and lease the property from BYN LLC for use as a bank branch. The Bank expects to complete the sale of the property and to lease the property in 2001. The Bank expects that the sale price will be approximately equal to the purchase price, and that the terms of the lease, (including lease payments) will be comparable to lease transactions for similar properties in the local market.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP independent public accountants, has audited the books and records of the Bank since 1979. The Board expects to retain KPMG LLP as the Company's independent public accountants for the 2001 fiscal year.

     KPMG LLP has advised the Company that one or more of its representatives will be present at the Annual meeting to make a statement if they so desire and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     A shareholder who wishes to nominate any individual as a director or have the Shareholders take any action at the Annual Meeting of Shareholders in 2002 shall notify the Secretary of the Corporation at 2465 Kuser Road, Hamilton, New Jersey 08690 by registered mail, return receipt requested, by March 1, 2002. Any such notice by a shareholder shall specify (I) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made, (II) the names of all other shareholders who are acting directly or indirectly with the proposing shareholder or have an understanding directly or indirectly with the proposing shareholder, (III) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal, and (IV) the name, address and business background of any nominee and/or the full text of any proposal. In order for a shareholder proposal to be included in the Company's Proxy Statement for the Annual Meeting of Shareholders in 2002, in addition to meeting all of the requirements set forth above, and all requirements of applicable securities laws, the Company must receive the proposal by December 10, 2001.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendations of the Board of Directors.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.


                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         STEPHEN F. CARMAN, Secretary
April 9, 2001
Hamilton, New Jersey

                                                                     Appendix A
                           YARDVILLE NATIONAL BANCORP
                            AUDIT COMMITTEE CHARTER


Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to assist the Board in monitoring:

     a) The integrity of the financial statements of the Company.

     b) The compliance by the Company with legal and regulatory requirements.

     c) The independence and performance of the Company's internal and external auditors.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultant to, the Committee.


Audit Committee Composition and Meetings

     The members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers Stock Exchange. The Board on the recommendation of the Nominating Committee shall appoint the members of the Audit Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a chair by a majority vote of the Committee membership.

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee or one of its members should meet privately in executive session at least annually with management, the director of internal audit, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or one of it's members, should communicate in person or by telephone with management and the independent auditor quarterly to review the Company's financial statements and any significant findings based upon the independent auditor's limited review procedures.

Audit Committee Responsibilities and Duties

Review Procedures

     a) Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

     b) Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     c) Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     d) Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     e) Review with management and the independent auditor the Company's quarterly financial information prior to the filing of the Company's 10-Q.

     f) Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61.

Independent Auditors

     a) The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     b) Approve the fees to be paid to the independent auditors.

     c) Receive periodic reports from the independent auditors regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

     d) Review the independent auditor audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     e) Prior to releasing the Company's annual report on form 10-K, discuss the results of the audit with the independent auditors.

     f) Consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department and Legal Compliance

     a) Review the appointment, performance, and succession/replacement of the senior internal audit executive.

     b) Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department.

     c) Review the significant reports to management prepared by the internal auditing department and management's responses.

     d) Review with the Company's counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     e) The Committee is the supervisor of the Company's internal auditor and the internal audit staff. The Committee is responsible for hiring the internal auditor, determining his or her salary and giving him or her annual performance reviews. The Committee is also responsible for hiring the Company's senior Loan Review Officer

Other Audit Committee Responsibilities

     a) Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     b) Meet with the Chief Financial Officer, senior internal auditing executive and the independent auditor in separate executive sessions annually.

     c) Perform any other activities consistent with this Charter, the Company's By-Laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     d) Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the forgoing activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                                         Please mark
                                                         your votes as
                                                         indicated in    / X /
                                                         this example.

         This proxy will be voted as specified below. If no choice is specified, the proxy will be voted FOR the election of the five nominees for director shown below.

The Board of Directors recommends a vote FOR the Board of Directors' nominees.



PROPOSAL 1 -- ELECTION OF FIVE          Elbert G. Basolis, Jr.,
              DIRECTORS FOR TERMS       Anthony M. Giampetro, Patrick M. Ryan,
              EXPIRING IN 2004:         Martin Tuchman and F. Kevin Tylus


      FOR all nominees listed                         WITHHOLD AUTHORITY
(except as marked to the contrary)             to vote for all nominees listed
             [   ]                                          [   ]

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.


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Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    PLEASE SIGN, DATE AND RETURN THIS PROXY
                           IN THE ENCLOSED ENVELOPE.

Signature(s)                                                 Date      , 2001
            -------------------------------------------------     -----


                              FOLD AND DETACH HERE

                           YARDVILLE NATIONAL BANCORP
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 1, 2001
                 Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Weldon J. McDaniel, Jr. and Gilbert W. Lugossy and each of them, as Proxy, each with full power of substitution, to vote all of the shares of YARDVILLE NATIONAL BANCORP standing in the under-signed's name at the Annual meeting of Shareholders of Yardville National Bancorp, to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday, May 1, 2001 at 10:00 A.M., and at any postponement or adjournment thereof, as indicated on the reverse side with respect to the election of directors, and in accordance with the recommendations of the Board of Directors on all other matters that come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.



                (Continued and to be signed on the reverse side)




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